                     GATEWAY ENERGY CORPORATION AND SUBSIDIARIES
                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                      EXHIBIT 11


                                                      Three Months Ended           Nine Months Ended
                                                      -------------------          -----------------
                                                   November 30   November 30  November 30  November 30,
                                                      1997         1996 (2)      1997        1996 (2)

                                                   ------------  ----------- -----------  -----------
Weighted average number of common shares
  outstanding                                       14,396,700    1,421,400  14,212,300    1,346,100
  Add net shares issuable pursuant to warrant
    agreements less shares assumed repurchased
    at the average market price                              0        4,700           0        3,900
  Add net shares pursuant to stock options less
    shares assumed repurchased at the average
    market price                                             0            0           0          200
Tentative number of shares for computation of       ----------    ---------  ----------     --------
  primary earnings per share                        14,396,700    1,426,100  14,212,300    1,350,200

  Add additional net shares issuable pursuant
  to warrant agreements less shares assumed
  repurchased at the higher of the period end
  or average market price                                    0            0           0            0
  Add additional dilutive shares issuable assuming
  conversion of Series B,G,J,K,L,M,N & A
  preferred stock into common stock                          0    1,948,100(1)        0    1,807,800(1)


  Tentative number of shares for computation        ----------    ---------  ----------    ---------
  of fully diluted earnings per share               14,396,700    1,426,100  14,212,300    3,273,300
                                                    ----------    ---------  ----------    ---------
                                                    ----------    ---------  ----------    ---------
Earnings (loss) applicable to common stock         $    62,700   $ (963,900)$   184,400  $(2,893,200)
Add provision for preferred dividends
  relating to convertible preferred stock                    0      667,100           0    2,695,400
                                                    ----------    ---------  ----------    ---------
Net earnings (loss) for computation of fully
  diluted earnings per share                       $    62,700   $ (296,800)$   184,400  $  (197,800)
                                                    ----------    ---------  ----------    ---------
                                                    ----------    ---------  ----------    ---------

Income (loss) per common share - primary, excluding
  common stock equivalents                         $     0.004  $     (0.68)$     0.013  $     (2.15)
                                                    ----------    ---------  ----------    ---------
                                                    ----------    ---------  ----------    ---------


(1) Not used in primary earnings per share calculations as the effect would be antidilutive.
(2) All share data reflects the retroactive effect of a one-for-twenty five reverse split effected on March 4, 1997 to holders of common stock.




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